UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2012

SOMAXON PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51665	20-0161599
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10935 Vista Sorrento Parkway, Suite 250, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 876-6500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

(a) On June 12, 2012, Somaxon Pharmaceuticals, Inc. (the “Company”) received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it has been granted an additional 180-day compliance period, or until December 10, 2012, to regain compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Marketplace Rule 5550(a)(2). The new compliance period is an extension of the initial 180-day period provided for in Nasdaq’s deficiency notice to the Company, dated December 13, 2011. Nasdaq’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

The Company may regain listing compliance by maintaining a closing bid price of its common stock of at least $1.00 per share for a minimum of 10 consecutive business days at any time before December 10, 2012. If, pursuant to Marketplace Rule 5810(c)(3)(A), the Company meets the outlined requirements, Nasdaq will provide written confirmation to the Company that it complies with Marketplace Rule 5550(a)(2), unless Nasdaq exercises its discretion to extend this 10-day period pursuant to Listing Rule 5810(c)(3)(F). If compliance is not demonstrated within the applicable compliance period, Nasdaq will notify the Company that its securities will be delisted from the Nasdaq Capital Market. However, the Company may appeal Nasdaq’s determination to delist its securities to a Hearings Panel.

During the additional 180-day period described above and any appeal process, shares of the Company’s common stock will continue to trade on the Nasdaq Capital Market.

(b) Beginning June 15, 2012, the Company is reallocating its commercial resources relating to Silenor. This will include eliminating 10 vacant and/or unprofitable field sales territories, as well as focusing greater resources on managed care and non-personal promotion to better support in-person promotional efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.

Date: June 14, 2012

	By:	/s/ Matthew W. Onaitis
	Name:	Matthew W. Onaitis
	Title:	Senior Vice President and General Counsel